Exhibit 99.1



PRESS RELEASE
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Reckson Associates Realty Corp.
225 Broadhollow Road
Melville, NY  11747
(631) 694-6900 (Phone)
(631) 622-6790 (Facsimile)                         Rubenstein Communications
Contact:  Scott Rechler, CEO                       Media Contact:  Rick Matthews
          Michael Maturo, CFO                                     (212) 843-8267

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FOR IMMEDIATE RELEASE
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      Reckson Completes Recapitalization of One Court Square with Sale of
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            Joint Venture Interest for Approximately $329.7 Million
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(MELVILLE, NEW YORK, November 30, 2005) - Reckson Associates Realty Corp.
(NYSE: RA) announced today the completion of the recapitalization of One Court Square, Long Island City, with the sale of a 70% joint venture interest in the property to a group of institutional investors led by JPMorgan Investment Management, for approximately $329.7 million, including the assumption of $220.5 million of debt.

Reckson acquired One Court Square, a 1.4 million square foot, 50-story, Class A trophy office tower in May 2005, for a total investment of $471 million, at a 6.5% initial unleveraged cash flow yield and a 6.8% unleveraged GAAP NOI yield. In June 2005, Reckson refinanced its acquisition bridge facility with a $315 million, 10-year, interest-only mortgage, at an interest rate of approximately 4.9%. In October 2005, Reckson entered into a contract to sell a joint venture interest in the property and completed the sale of the joint venture interest today. Based on the promoted structure and the sale of the 70% interest, Reckson anticipates an unleveraged GAAP NOI yield of approximately 8% and a leveraged GAAP return on equity of approximately 13%.

Commenting on the transaction, Scott Rechler, Reckson's President and Chief Executive Officer, said, "One Court Square represents the highest quality asset in one of the last remaining underdeveloped New York City submarkets. The attractive purchase price per square foot continues to offer the potential for material asset value appreciation as the surrounding market continues to develop." Mr. Rechler continued, "One Court Square provides us with a significant presence in the Long Island City submarket where we will continue to pursue additional value-added opportunities."

Michael Maturo, Reckson's Executive Vice President and Chief Financial Officer, noted, "This transaction is consistent with our balance sheet strategy to recycle capital where we have created value."


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Tod Waterman, Executive Vice President and Managing Director of Reckson's New
York City division, stated, "We are especially pleased to have expanded our relationship with JPMorgan Investment Management. This joint venture follows our successful first partnership at 919 Third Avenue. Relationships with premier institutional partners like JPMorgan Investment Management will enable us to more competitively execute on our growth plans."

Ben Gifford, Managing Director of JPMorgan Investment Management, noted, "We are thrilled to have completed our second major joint venture with Reckson in New York City. This investment represents an outstanding opportunity to provide our clients with attractive financial returns and a partnership with one of New York's finest Class A office owners and operators."

Reckson Associates Realty Corp. is a self-administered and self-managed real estate investment trust (REIT) specializing in the acquisition, leasing, financing, management and development of Class A office properties.

Reckson's core growth strategy is focused on the markets surrounding and including New York City. The Company is one of the largest publicly traded owners, managers and developers of Class A office properties in the New York Tri-State area, and wholly owns, has substantial interests in, or has under contract, a total of 89 properties comprised of approximately 18.5 million square feet. For additional information on Reckson Associates Realty Corp., please visit the Company's web site at www.reckson.com.

Certain matters discussed herein, including guidance concerning the Company's future performance, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of results and no assurance can be given that the expected results will be delivered. Such forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those expected. Among those risks, trends and uncertainties are the general economic climate, including the conditions affecting industries in which our principal tenants compete; financial condition of our tenants; changes in the supply of and demand for office properties in the New York Tri-State area; changes in interest rate levels; changes in the Company's credit ratings; changes in the Company's cost of and access to capital; downturns in rental rate levels in our markets and our ability to lease or re-lease space in a timely manner at current or anticipated rental rate levels; the availability of financing to us or our tenants; changes in operating costs, including utility, real estate taxes, security and insurance costs; repayment of debt owed to the Company by third parties; risks associated with joint ventures; liability for uninsured losses or environmental matters; and other risks associated with the development and acquisition of properties, including risks that development may not be completed on schedule, that the tenants will not take occupancy or pay rent, or that development or operating costs may be greater than anticipated. For further information on factors that could impact Reckson, reference is made to Reckson's filings with the Securities and Exchange Commission. Reckson undertakes no responsibility to update or supplement information contained in this press release.
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